Exhibit 10.3

Severance and Incentive Agreement

This Severance and Incentive Agreement (the “Agreement”) is made and entered into as of September 14, 2005 (the “Effective Date”), by and between EPIX Pharmaceuticals, Inc. (the “Company”) and Andrew Uprichard (the “Executive”), to fully recognize the Executive’s contributions to the Company and to assure continuous harmonious conduct of the Company’s affairs.

In consideration of the mutual promises, terms, provisions, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Severance.

a.  If the Executive’s employment with the Company is terminated by the Company without Cause, subject to the conditions set forth herein, the Company shall pay separation pay to the Executive in the form of continuation of his then-current monthly salary for the period of twelve (12) months following the termination date, paid in accordance with the Company’s usual payroll practices.  In addition, provided that the Executive elects COBRA in a timely manner, the Company will continue his medical and dental insurance pursuant to COBRA at its own cost for the twelve (12) month period following the termination date.  The separation pay and benefit continuation described are hereafter referred to as “Severance”.

b.  If the Executive voluntarily terminates his employment within ninety (90) days following (i) a change in his title (so that he is no longer President and Chief Operating Officer) (ii) a substantial diminution in his duties as President and Chief Operating Officer, or (iii) a material reduction in his base salary, then he shall be entitled to the Severance set forth above, provided that the Executive must provide written notice to the Chief Executive Officer of his intent to terminate his employment pursuant to this provision at least thirty (30) days in advance of the intended termination date and give the Company the opportunity to restore his title, duties, and/or salary.

b.  For purposes of this agreement, “Cause” shall be defined as set forth in the Notice of Grant of Stock Options and Option Agreement executed by the Executive on April 27, 2005 (the “Option Agreement”).

c.  The payment of Severance hereunder is contingent upon the Executive’s execution of a separation agreement in the form provided by the Company.  Such agreement shall include a complete release of claims against the Company and may also include, at the Company’s discretion, obligations of the Executive relating to confidentiality, nondisparagement, and future cooperation.

2.  Change in Control.  This Agreement shall not apply in the event of a Termination Event following a Change in Control, as those terms are defined in the Severance Plan approved by the Compensation Committee of the Board of Directors on April 17, 2003 (the “2003 Severance

Plan”).  In such an event, the Executive may be eligible for severance pay in accordance with the 2003 Severance Plan.

3.  Entire Agreement.  This Agreement sets forth the entire agreement between the parties regarding its subject matter and supersedes any prior communications, agreements and understandings, written or oral, with respect to the subject matter hereof.  Any attempted modification of this Agreement will not be effective unless signed by a specifically authorized officer of the Company and the Executive.

ANDREW UPRICHARD		EPIX PHARMACEUTICALS

Signature:	/s/ Andrew Uprichard	Signature:	/s/ Christopher F.O. Gabrieli
	Andrew Uprichard		By: Christopher F.O. Gabrieli
Chairman of the Board